Exhibit 5



August 9, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Dear Commissioners:

Reference is made to the Registration Statement on Form S-8 filed by Liz Claiborne, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "SEC") relating to the issuance of shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), pursuant to the Liz Claiborne, Inc. Outside Directors' 1991 Stock Ownership Plan, as amended (the "Plan").

I have reviewed copies of the Restated Certificate of Incorporation and By-Laws of the Company and the Registration Statement, and I have reviewed such other documents and records of the Company as I have deemed necessary as a basis for the opinions hereinafter expressed. I have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company. Based on the foregoing, I am of the opinion that the shares of Common Stock of the Company to be issued pursuant to the Plan will be, when issued in compliance with such Plan, legally issued, fully-paid and non-assessable.

I am Vice President - Corporate Affairs and General Counsel and Assistant Secretary of the Company. As of the date hereof, I had a beneficial interest in an aggregate of approximately 18,575 shares of Common Stock.

I hereby consent to the use of this opinion as an Exhibit to the above-mentioned Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

I am delivering this opinion to the Company, and no person other than the Company may rely upon it.

Very truly yours,

/s/ Roberta Schuhalter Karp

Roberta Schuhalter Karp
Vice President - Corporate Affairs and General Counsel








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